EMPLOYMENT AGREEMENT

            AGREEMENT dated as of this 30th day of September, 1999, but effective as of the Effective Time of the Merger (as such terms are defined in the Merger Agreement (as defined below)), by and between the surviving corporation of the Merger, M/A/R/C INC., a Texas corporation (the "Company"), and JACK D. WOLF (the "Executive").

                              W I T N E S S E T H:

            WHEREAS, in order to induce Omnicom Group Inc. ("Omnicom"), to enter into a certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which a wholly-owned subsidiary of Omnicom was merged with and into the Company, the Executive is entering into this Agreement; and

            WHEREAS, the Executive was employed by the Company, and the Company wishes to ensure his continued employment with the Company and the Executive wishes to accept such employment, upon the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

      1. Employment

            The Company agrees to employ the Executive during the Term specified in paragraph 2, and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

      2. Term

            Subject to paragraphs 6 and 7, the Executive's employment by the Company shall be for a term commencing on the date hereof and expiring on the close of business on December 31, 2002 (the "Initial Term"); provided, however, the term of the Executive's employment by the Company shall continue for an indefinite period thereafter (also subject to paragraphs 6 and 7) unless and until either party shall give to the other 90 days' advance written notice of expiration of the term (a "Notice of Termination") (the Initial Term and the period, if any, thereafter, during which the Executive's employment shall continue are collectively referred to as the "Term"). Any Notice of Termination given under this paragraph 2 shall specify the date of expiration (which may not be earlier than the close of business on December 31, 2002) and may be given at any time on or after September 30, 2002. The Company shall have the right at any time during such 90-day notice period, to relieve the Executive of his offices, duties and responsibilities and to place him on a paid leave-of-absence status, provided that during such notice period the Executive shall remain a full-time employee of the Company and shall continue to receive his salary compensation and other benefits as provided in this Agreement. The effective date of the termination of the Executive's employment with the Company, regardless of the reason therefor, is referred to in this Agreement as the "Date of Termination".

      3. Duties and Responsibilities

            (a) During the Term, the Executive shall have the position of President and Chief Operating Officer of the Company. The Executive shall report directly to the Board of Directors of the Company (the "Board") and the Chairman and Chief Executive Officer of the Diversified Agency Services Division ("DAS") of Omnicom or his designee (such Chairman and Chief Executive Officer or his designee being called the "Designated Officer"), at such times and in such detail as it or they shall reasonably require.

            (b) The Executive shall perform such executive and managerial duties and responsibilities customary to his office and as are reasonably necessary to the operations of the Company and as may be assigned to him from time to time by or under authority of the Board and/or the Designated Officer, consistent with his position as designated in paragraph 3(a).

            (c) The Executive (i) will use his reasonable best efforts to ensure that the Company and its subsidiaries comply on a timely basis with all budgetary and reporting requirements reasonably requested by the Board and/or management of DAS, (ii) will, at all times, use all reasonable efforts to perform his duties and responsibilities in a manner consistent with the policies set forth in the "Grant of Authority" of Omnicom as from time to time in effect and the parameters of the then-current profit plan and capital expenditure budget of the Company as approved by the Chief Financial Officer of DAS, (iii) will not take any action to prevent the Company from participating in Omnicom's cash management program, (iv) will not incur obligations on behalf of the Company other than in the ordinary course of business or enter into any transaction on behalf of the Company not in the ordinary course of business without the approval of the Board and/or the Designated Officer, and (v) will not take any action to prevent the Company from abiding by the dividend, management fee and other corporate policies of the Company, Omnicom and DAS as from time to time in effect. The Executive acknowledges that current policy of DAS is for every subsidiary to pay to its parent 90% of its profit after taxes (before management fee deductions) for the year by way of dividends and/or management fees on a quarterly basis, generally in arrears.

            (d) The Executive's employment by the Company shall be full-time and exclusive, and during the Term, the Executive agrees that he will (i) devote all of his business time and attention, his best efforts, and all his skill and ability to promote the interests of the Company and its subsidiaries, (ii) carry out his duties in a competent and professional manner; and (iii) work with other employees of the Company and its subsidiaries and DAS in a competent and professional manner. Notwithstanding the foregoing, the Executive shall be permitted to engage in charitable and civic activities and manage his personal passive investments, provided that such passive investments are not in a company which transacts business with the Company or any of its subsidiaries or engages in business competitive with that conducted by the Company or any of its subsidiaries (or, if such company does transact business with the Company or any of its subsidiaries, or does engage in a competitive business, it is a publicly held corporation and the

Executive's participation is limited to owning less than 1/4 of 1% of its outstanding shares), and further provided that such activities (individually or collectively) do not materially interfere with the performance of his duties or responsibilities under this Agreement.

            (e) During the Term, the Executive's services hereunder shall be performed at the offices of the Company in Irving, Texas, subject to necessary travel requirements of his position and duties hereunder.

      4. Compensation

            (a) As compensation for his services hereunder and in consideration of his non-solicitation/non-servicing and non-disclosure covenants as set forth in paragraph 8, during the Term the Company shall pay the Executive, in accordance with its normal payroll practices, an annualized base salary of $400,000; provided, however, the then annual rate of direct salary compensation may be increased by or under the authority of the Board or the Designated Officer in accordance with the then salary review policy of the Company and within the guidelines and budgetary procedures of DAS.

            (b) During the Term, the Executive shall be eligible to participate in Omnicom's 1998 Incentive Compensation Plan or any successor plan (the "ICP") and to receive annual awards of cash bonuses and/or restricted shares of Omnicom common stock thereunder. Under the ICP, upon recommendation by the Chairman and Chief Executive Officer of DAS, the Compensation Committee of the Board of Directors of Omnicom (the "Compensation Committee") will set an annual target award for the Executive based on reaching performance goals established for the Executive. The determination of the amount of the annual target that is actually awarded shall be based on the Chairman and Chief Executive Officer of DAS's evaluation of the success of the Executive in achieving the performance goals established for him. Any incentive compensation payable pursuant to this paragraph 4(b) shall be deemed earned only upon written notification by the Chairman and Chief Executive Officer of DAS to the Executive of the amount of his incentive compensation award and not any time before.

            (c)  During  the  Term,   the   Executive   shall  be  eligible  for
recommendation by the Chairman and Chief Executive Officer of DAS to the Compensation Committee for grants of stock options under the ICP.

      5. Expenses; Fringe Benefits

            (a) The Company agrees to pay or to reimburse the Executive for all reasonable, ordinary, necessary and documented business or entertainment expenses incurred during the Term in the performance of his services hereunder in accordance with the policy of the Company as from time to time in effect. The Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Executive seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably request.

            (b) During the Term, the Executive and, to the extent eligible, his dependents shall be entitled to participate in and receive all benefits under any welfare benefit plans and programs (including without limitation, medical, disability, group life (including accidental death and dismemberment) and business travel insurance plans and programs) provided by the Company to its employees generally, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time. In addition, after the Date of Termination, provided that the Executive has not been terminated for "cause" (as defined below), and until such time as the Executive becomes eligible for medical benefits under Medicare, the Executive shall be eligible to continue his participation (at the Executive's own expense) in the Company's medical plan as in effect from time to time, in accordance with the Company's policy regarding continued medical coverage for certain senior executives, as is then in effect.

            (c) During the Term, the Executive shall be entitled to participate in all retirement plans and programs (including without limitation any profit sharing/401(k) plan) provided by the Company to its employees generally, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time. In addition, during the Term, the Executive shall be entitled to receive fringe benefits and perquisites in accordance with the plans, practices, programs and policies of the Company from time to time in effect which are made available to the senior executives of the Company generally or to its employees generally.

            (d) The Executive shall be entitled to paid vacation annually in accordance with Company practice (with no right of carry-over), to be taken at such time(s) as shall not, in the reasonable judgment of the Board, materially interfere with the Executive's fulfillment of his duties hereunder, and shall be entitled to as many holidays, sick days and personal days as are in accordance with the Company's policy then in effect generally for its employees.

            (e) During the Term, the Company will provide the Executive with an automobile allowance of $1,200 per month to cover the costs of leasing, insuring, garaging and maintaining an automobile for use in the business of the Company.

      6. Termination

            (a) The Company, by direction of the Board or the Designated Officer, shall be entitled to terminate the Term and to discharge the Executive for cause effective upon the giving of written notice. The term "cause" shall be limited to the following grounds:

                  (i) the Executive's  failure or refusal to materially  perform his duties and responsibilities as set forth in paragraph 3 hereof, or the failure of the Executive to devote all of his business time and attention exclusively to the business and affairs of the Company and its subsidiaries in accordance with the terms hereof, in each case if such failure or refusal is not cured (if curable) within 20 days after written notice thereof to the Executive by the Company;

                  (ii) the willful  misappropriation of the funds or property of the Company or any subsidiary;

                  (iii) the use of alcohol or illegal  drugs,  interfering  with the performance of the Executive's obligations under this Agreement, continuing after written warning;

                  (iv) the  conviction  in a court of law of, or entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude, dishonesty or theft;

                  (v) the material  nonconformance  with the Company's  standard business practices and policies, including without limitation, policies against racial or sexual discrimination or harassment, made known to the Executive, which nonconformance is not cured (if curable) within 10 days after written notice to the Executive by the Company;

                  (vi) the  commission  in bad faith by the Executive of any act which injures or could reasonably be expected to injure the reputation, business or business relationships of the Company or any subsidiary;

                  (vii) the  resignation  by the Executive on his own initiative other than pursuant to a termination by the Executive for "Good Reason" (as defined in paragraph 6(b)) or pursuant to a Notice of Termination given by the Executive under paragraph 2;

                  (viii) the gross misconduct or gross negligence by the Executive in the performance of his duties or the habitual misconduct or habitual negligence by the Executive in the performance of his duties which habitual misconduct or negligence is not cured (if curable) within 10 days after written notice to the Executive by the Company; and

                  (ix) any  material  breach (not  covered by any of the clauses
            (i) through (viii) above) of any term, provision or condition of this Agreement, if such breach is not cured (if curable) within 20 days after written notice thereof to the Executive by the Company.

Any notice  required  to be given by the Company  pursuant  to clause (i),  (v),
(viii) or (ix) above shall specify the specific nature of the claimed breach and the manner in which the Company requires such breach to be cured (if curable). In the event that the Executive is purportedly terminated for cause and the arbitrator appointed pursuant to paragraph 19 determines that "cause" as defined herein was not present, then such purported termination for cause shall be deemed a termination "without cause" pursuant to paragraph 6(c) and the Executive's rights and remedies will be governed by paragraph 6(e), in full satisfaction and in lieu of any and all other or further remedies the Executive may have.

            (b) Provided that the Executive is not then otherwise in breach of this Agreement, the Executive shall be entitled to terminate this Agreement and the Term hereunder for "Good Reason" at any time during the Term by written notice to the Company not more than 30 days after the occurrence of the event constituting such Good Reason. "Good Reason" shall be limited to a breach by the Company of a material term of this Agreement, which breach remains uncured for a period of 20 days after written notice of such breach from the Executive to the Company (such notice to specify the specific nature of the claimed breach and the manner in which the Executive requires such breach to be cured).

            (c) The Company shall have the right at any time during the Term to terminate the employment of the Executive "without cause" by giving written notice to the Executive setting forth a Date of Termination.

            (d) In the event of the termination of the employment of the Executive with the Company for any reason (including without limitation, a termination pursuant to a Notice of Termination under paragraph 2) other than by virtue of a termination "without cause" by the Company under paragraph 6(c) or a termination for "Good Reason" by the Executive under paragraph 6(b), the Executive shall be entitled to the following payments and benefits, subject to any appropriate offsets, as permitted by applicable law, for debts or money due to the Company or an affiliate thereof (collectively, "Offsets"):

                  (i)  unpaid  salary  compensation   through,  and  any  unpaid
            reimbursable  expenses  outstanding as of, the Date of  Termination;
            and

                  (ii) all  benefits,  if any, that had accrued to the Executive through the Date of Termination under the plans and programs described in paragraphs 5(b) and (c), or any other applicable plans and programs in which he participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs.

In the event of the termination of the Employee's employment other than by virtue of a termination "without cause" or a termination for "Good Reason", the Company shall have no further liability to the Executive or the Executive's heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive's employment or cessation of employment with the Company.

            (e) In the event of a termination by the Company "without cause" or a termination by the Executive for "Good Reason", the Executive shall be entitled to continue to receive from the Company, as liquidated damages, subject to any Offsets, the following:

                  (i) as severance compensation, his applicable salary compensation when it would be payable to him if his employment had continued hereunder through (x) December 31, 2002 if the Date of Termination occurs on or prior to

            September 30, 2002, or (y) 90 days after the Date of Termination, if the Date of Termination occurs after September 30, 2002;

                  (ii) any unpaid  reimbursable  expenses  outstanding as of the
            Date of Termination;

                  (iii) all benefits,  if any, that had accrued to the Executive through the Date of Termination under the plans and programs described in paragraphs 5(b) and (c), or any other applicable benefit plans and programs in which he participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs; and

                  (iv) continued participation on the same basis (including, without limitation, cost contributions) as the other senior executives of the Company in all medical, dental, disability and life insurance coverage (such benefits collectively called the "Continued Plans") in which he was participating on the Date of Termination (as such Continued Plans are from time to time in effect at the Company) until the earlier of (x) the end of the period that he receives severance compensation payments under clause (i) of this paragraph 6(e) or (y) the date, or dates, he is entitled to receive coverage and benefits under the same type of plan of a subsequent employer; provided, however, if the Executive is precluded from continuing his participation in any Continued Plan, then the Company will be obligated to pay him the economic equivalent of the benefits provided under the Continued Plan in which he is unable to participate, for the period specified above, plus an amount equal to the tax, if any, payable by him thereon, it being understood that the economic equivalent of a benefit foregone shall be deemed the lowest cost in the State of Texas that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and payment of such after-tax economic benefit shall be made quarterly in advance.

In connection with a termination "without cause" or for "Good Reason", (x) the Company shall have no further liability to the Executive or the Executive's heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive's employment or cessation of employment with the Company, and (y) the Executive shall be under no obligation to mitigate his damages or to seek other employment, and if the Executive obtains other employment, any compensation earned by the Executive therefrom shall not reduce the Company's severance obligations under clause (i) of this paragraph 6(e). The making of any severance payments and providing the other benefits as provided in this paragraph 6(e) is conditioned upon the Executive signing a general release (the "Release") in favor of the Company and its subsidiaries and affiliates, and its and their respective successors and assigns, officers directors, employees, agents, attorneys and representatives, of any claims (including, without limitation, claims of discrimination) relating to the Executive's employment with the Company or the termination thereof. In the event the Executive breaches any provisions of the Release or the provisions of paragraph 8 of this Agreement, in addition to any other remedies at law or in equity available to it, the Company may cease making any further severance payments and providing the other benefits provided for herein, without affecting its rights under this Agreement or the Release.

      7. Disability; Death

            In the event the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability (all such causes being herein referred to as "disability") and the Executive shall fail to perform such duties for periods aggregating 180 days, whether or not continuous, in any continuous period of 270 days, the Company shall have the right to terminate the Executive's employment hereunder as at the end of any calendar month during the continuance of such disability upon at least 30 days' prior written notice to him. In the event of the Executive's death, the Date of Termination shall be the date of such death. In the event the Executive's employment is terminated as a result of his disability or death, he shall be entitled to the payments and benefits, subject to any Offsets, as provided in paragraph 6(d).

      8. Non-Solicitation/Non-Servicing Agreement and Protection of Confidential Information

            (a) The Executive acknowledges (i) that his position and employment with the Company result from the transaction contemplated by the Merger Agreement; (ii) the highly competitive nature of the business and the industry in which the Company competes; (iii) that as a key executive of the Company and its predecessor he has participated in and will continue to participate in the servicing of current clients and/or the solicitation of prospective clients, through which, among other things, the Executive has obtained and will continue to obtain knowledge of the "know-how" and business practices of the Company, in which matters the Company has a substantial proprietary interest; (iv) that his employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and his position with the Company and its predecessor placed and places him in a position of confidence and trust with the clients and employees of the Company; and (v) that his rendering of services to the clients of the Company necessarily requires the disclosure to the Executive of, and the Company will so disclose to the Executive, confidential information (as defined in paragraph 8(b)) of the Company. In the course of the Executive's employment with the Company (and its predecessor), the Executive has and will continue to develop a personal relationship with the clients of the Company and a knowledge of those clients' affairs and requirements, and the relationship of the Company with its established clientele will therefore be placed in the Executive's hands in confidence and trust. The Executive consequently agrees that it is a legitimate interest of the Company, and reasonable and necessary for the protection of the confidential information, goodwill and business of the Company, which is valuable to the Company, that the Executive make the covenants contained herein and that the Company would not have entered into this Agreement or the Merger Agreement unless the covenants set forth in this paragraph 8 were contained in this Agreement. Accordingly, the Executive agrees that during the period that he is employed by the Company and thereafter through the later of (x) December 31, 2002 and (y) two years after the Date of Termination, he shall not, as an individual, employee, consultant, independent contractor, partner, shareholder, member or in association with any other person, business or enterprise, except on behalf of the Company, directly or indirectly, and regardless of the reason for his ceasing to be employed by the Company:

                  (i) attempt in any manner to solicit or accept from any client business of the type performed by the Company or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such client was originally established in whole or in part through his efforts; or

                  (ii) employ as an employee or retain as a consultant any person who is then or at any time during the preceding twelve months was an employee of or exclusive consultant to the Company, or persuade or attempt to persuade any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by anyone other than the Company; or

                  (iii) render to or for any client any services of the type rendered by the Company.

As used in this paragraph 8, the term "client" shall mean (1) anyone who is a client of the Company on the Date of Termination or, if the Executive's employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the "Determination Date"); (2) anyone who was a client of the Company at any time during the one year period immediately preceding the Determination Date; (3) any prospective client to whom the Company had made a new business presentation (or similar offering of services) at any time during the one year period immediately preceding the Determination Date; and (4) any prospective client to whom the Company made a new business presentation (or similar offering of services) at any time within six months after the Date of Termination (but only if the initial discussions between the Company and such prospective client relating to the rendering of services occurred prior to the Date of Termination, and only if the Executive actively participated in or supervised such discussions). For purposes of this clause, it is agreed that a general mailing or an incidental contact shall not be deemed a "new business presentation or similar offering of services" or a "discussion". In addition, if the client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a "Client Group"), the term "client" as used herein shall also include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by the Company.

            (b) In the course of the Executive's employment with the Company he will acquire and have access to confidential or proprietary information about the Company and/or its clients, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its clients, client contacts, the marketing and/or creative policies and ideas, advertising campaigns, media plans and budgets, practices, concepts, strategies, and methods of operations, financial or business projections of the Company, and information about or received from clients and other companies with which the Company does business. The foregoing shall be collectively referred to as "confidential information". The Executive is aware that the confidential information is not readily available to the public and accordingly, the Executive also agrees that he will not at any time (whether during the Term or after termination of this Agreement) disclose to anyone (other than his counsel in the course of a dispute arising from the alleged disclosure of confidential information or as required by law) any confidential information, or utilize such confidential information for his own benefit, or for the benefit of third parties. The Executive agrees that the foregoing restrictions shall apply whether or not any such information is marked "confidential". The term "confidential information" does not include information which (i) becomes generally available to the public other than by breach of this provision or (ii) the Executive learns from a third party who is not under an obligation of confidence to the Company or a client of the Company. In the event that the Executive becomes legally required to disclose any confidential information, he will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this paragraph 8(b) to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions of this paragraph 8(b) to permit a particular disclosure, the Executive will furnish only that portion of the confidential information which he is legally required to disclose and, at the Company's expense, will cooperate with the efforts of the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information. The Executive further agrees that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the "material"), compiled by him or made available to him during his employment with the Company and/or its predecessor (whether or not the material contains confidential information) shall be the property of the Company and shall be delivered to the Company on the termination of the Executive's employment with the Company or at any other time upon request. Except in connection with the Executive's employment with the Company, the Executive agrees that he will not make or retain copies or excerpts of the material.

            (c) If the Executive commits a breach or is about to commit a breach, of any of the provisions of paragraphs 8(a) or (b), the Company shall have the right to have the provisions of this Agreement specifically enforced by the arbitrator appointed under paragraph 19 or by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

            (d) The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of paragraphs 8(a) and (b) are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company described above, other legitimate business interests of Company and the goodwill associated with the business of the Company, including without limitation, the business acquired pursuant to the Merger Agreement, (ii) the business of the Company currently extends throughout the United States, and the Executive will engage in such business pursuant to the terms of this Agreement throughout all areas in which the Company conducts its business, and (iii) the time, scope, geographic area and other provisions of this paragraph 8 have been specifically negotiated by sophisticated commercial parties, represented by legal counsel, and are given as an integral part of the transactions contemplated by the Merger Agreement. It is further understood and agreed that the clients of the Company may be serviced from any location and accordingly it is reasonable that the covenants set forth herein are not limited by narrow geographic area but generally by the location of such clients and potential clients. The Executive specifically acknowledges that his being restricted from soliciting and servicing clients as contemplated by this Agreement will not prevent him from being employed or earning a livelihood in the type of business conducted by the Company. If any of the covenants contained in paragraphs 8(a) or (b), or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court or arbitration panel making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made.

            (f) The temporal duration of the non-solicitation/non-servicing covenants set forth in this paragraph 8 shall not expire, and shall be tolled, during any period in which Executive is in violation of any of the non-solicitation/non-servicing covenants set forth in this paragraph 8; and all restrictions shall automatically be extended by the period of Executive's violation of any such restrictions.

      9. Intellectual Property

            During the Term, the Executive will disclose to the Company all ideas, inventions and business plans developed by him during such period which relate directly or indirectly to the business of the Company, including without limitation, any design, logo, slogan, advertising campaign or any process, operation, product or improvement which may be patentable or copyrightable. The Executive agrees that all patents, licenses, copyrights, tradenames, trademarks, service marks, planning, marketing and/or creative policies, advertising campaigns, public relations or public affairs campaigns, promotional campaigns, media campaigns, and budgets, practices, concepts, strategies, and methods of operations, financial or business projections, designs, logos, slogans and business plans developed or created by the Executive in the course of his employment hereunder, either individually or in collaboration with others, will be deemed works for hire and the sole and absolute property of the Company. The Executive agrees, that at the Company's request and expense, he will assign all rights thereto to the

Company and take all such other steps necessary to secure the rights thereto to the Company by patent, copyright or otherwise.

      10. Enforceability

            The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

      11. Assignment

            The Company and the Executive agree that the Company shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including, without limitation, by asset assignment, stock sale, merger, consolidation or other corporate reorganization, provided such successor entity assumes the obligations of the Company. The Company and Executive agree that Executive's rights and obligations under this Agreement are personal to the Executive, and the Executive shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company.

      12. Modification

            This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding unless in writing, signed by the parties to this Agreement, and approved in writing by the Designated Officer.

      13. Severability; Survival

            In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted or reformed to be enforceable. The respective rights and obligations of the parties hereunder shall survive the termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

      14. Life Insurance

            The Executive agrees that the Company shall have the right to obtain life insurance on the Executive's life, at the sole expense of the Company, as the case may be, and with the Company as the sole beneficiary thereof. The Executive shall (a) cooperate fully in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents and
(c) at the Company's expense, take any reasonably required medical examinations.

      15. Notice

            Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand or local courier, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service or facsimile transmission (if electronically confirmed), and in each case, addressed as follows:

            If to the Executive:

            Jack D. Wolf
            8410 Bluebonnet Road
            Dallas, Texas 75209

            If to the Company:

            M/A/R/C Inc.
            7850 Beltline Road
            Irving, Texas 75063-6098
            Attn: Secretary
            Fax: 972-506-3416

            with a copy to:

            Omnicom Group Inc.
            437 Madison Avenue
            New York, New York 10022
            Attention:  Secretary
            Fax:  212-415-3670

            and

            Davis & Gilbert LLP
            1740 Broadway
            New York, New York 10019
            Attention:  Michael D. Ditzian, Esq.
            Fax:  212-468-4888

Either party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

      16. Applicable Law

            This Agreement, and all issues and matters related to this Agreement, shall be governed by, enforced under, and construed in accordance with the laws of the State of Texas without regard to any conflicts or conflict of laws principles in the State of Texas that would result in the application of the law of any other jurisdiction.

      17. No Conflict

            The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Executive upon his performance of his duties pursuant to this Agreement.

      18. Entire Agreement

            This Agreement represents the entire agreement between the Company and the Executive with respect to the employment of the Executive by the Company, and all prior agreements, plans and arrangements relating to the employment of the Executive by the Company are nullified and superseded hereby.

      19. Arbitration

            (a) The parties hereto agree that any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement (including, without limitation, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects of this Agreement or the conduct and communications of the parties regarding this Agreement and the subject matter of this Agreement) shall be settled by arbitration at the offices of Judicial Arbitration and Mediation Services, Inc. or successor organization for binding arbitration in Dallas, Texas by a single arbitrator. The arbitrator may grant injunctions or other relief in such dispute or controversy. All awards of the arbitrator shall be binding and non-appealable, except as provided by the applicable rules of arbitration and/or by applicable law. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction. The arbitrator shall apply Texas law to the merits of any dispute or claims, without reference to any rules of conflicts of law that might result in the application of any other state's law. Suits to compel or enjoin arbitration or to determine the applicability or legality of arbitration shall be brought in the United States District Court for the Northern District of Texas, or if that court lacks jurisdiction, in a state court located within the geographic boundaries thereof. Notwithstanding the foregoing, no party to this Agreement shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided. The prevailing party in any arbitration shall be entitled to receive its reasonable attorneys' fees and costs from the other party(ies) as awarded by the arbitrator.

            (b) The Executive has read and understands this paragraph 19 which discusses arbitration. The Executive understands that by signing this Agreement, the Executive agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or his employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of the Executive's right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to the following:

                  (i) Any and all claims for wrongful  discharge of  employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

                  (ii) Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act and the Texas Employment Discrimination Law; and

                  (iii) Any and all  claims  arising  out of any other  federal, state or local laws or regulations relating to employment or employment discrimination.

      20. Headings

            The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

      21. Withholdings

            The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

                                        M/A/R/C INC.

                                        By: /s/ Harold R. Curtis
                                           ---------------------------------
                                           Name: Harold R. Curtis
                                           Title: Executive Vice President,
                                                     Secretary and Chief
                                                     Financial Officer


                                               /s/ Jack D. Wolf
                                        ------------------------------------
                                                 JACK D. WOLF


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